Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2021 SECOND QUARTER RESULTS – EPS UP 156% FROM A YEAR AGO
CHICAGO, IL, July 20, 2021 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the second quarter of 2021. Net income applicable to common shares for the second quarter of 2021 was $47 million, or $0.41 per diluted common share, compared to $41 million, or $0.36 per diluted common share, for the first quarter of 2021, and $18 million, or $0.16 per diluted common share, for the second quarter of 2020.
Comparative results for the second and first quarters of 2021 and the second quarter of 2020 were, in certain cases, impacted by the timing of costs related to acquisitions and branch consolidation. Such results were also impacted by the Company’s response to the COVID-19 pandemic (the "pandemic"), as well as governments' responses to the pandemic. To facilitate comparison between periods, adjustments to reported results have been made to reflect these impacts. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
SELECT SECOND QUARTER HIGHLIGHTS
•Improved diluted EPS to $0.41, up 14% and 156% from the first quarter of 2021 and second quarter of 2020, respectively.
•Grew total loans to $15 billion, up 7% annualized from March 31, 2021 and 4% from June 30, 2020, excluding PPP.
•Generated total revenue of $191 million, up 2% from the linked quarter and 7% over the prior year.
◦Net interest income totaled $144 million at a net margin of 2.96% compared to 3.03% and 3.13% last quarter and a year ago, respectively. Overall, average interest-earning assets increased 14% annualized and 5% from the same periods.
◦Noninterest income improved to $46 million, up 1% and 40% from the first quarter of 2021 and second quarter of 2020, respectively, with record wealth management fees and increases across all categories compared to last year.
•Improved our efficiency ratio(1) to 59% compared to 62% for the first quarter of 2021 and 64% for the second quarter of 2020.
•Established the allowance for credit losses ("ACL") at $223 million, or 1.56% of total loans, excluding PPP loans, compared to 1.73% at March 31, 2021 and 1.80% at June 30, 2020.
◦Incurred net loan charge-offs ("NCOs") of $16 million, compared to $8 million and $9 million in the first quarter of 2021 and second quarter of 2020, respectively, excluding purchased credit deteriorated ("PCD") loans, absorbing specific allowances for loan losses previously established.
◦Reduced non-performing assets by 14%, performing loans classified as substandard and special mention by 4%, and loans past due 30-89 days by 32% from the first quarter of 2021.
•Increased Tier 1 capital to 11.7% of risk-weighted assets, up 4 bps linked quarter and 52 bps from a year ago.

"We are very pleased with our performance for the quarter," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "Operating performance once again profited from increasing business momentum, sales production and tight control of our operating costs. The quarter was also aided by lower provisioning for loan losses reflective of both the strengthening economy and proactive credit remediation."
Mr. Scudder concluded, "We are very encouraged and excited about what lies ahead for our Company. Economic recovery will provide continuing opportunities for business growth across our footprint. At the same time, our announced business combination with Old National will see us become one of the Midwest’s largest commercial banks, leaving us in an even stronger position to invest, grow and innovate in talent, capabilities, and services – all of which will meaningfully accrue to the benefit of our clients, colleagues, communities and stockholders."
First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

PENDING MERGER OF EQUALS
Old National Bancorp and First Midwest
On June 1, 2021, Old National Bancorp ("Old National"), the holding company for Old National Bank, and First Midwest jointly announced they have entered into a definitive merger agreement to combine in an all-stock merger of equals transaction to create a premier Midwestern bank with $45 billion in combined assets. The merger agreement, which has been unanimously approved by the boards of directors of both companies, provides for a fixed exchange ratio whereby First Midwest stockholders will receive 1.1336 shares of Old National common stock for each share of First Midwest common stock they own. The new organization will operate under the Old National Bancorp and Old National Bank names, with dual headquarters in Evansville, Indiana and Chicago, Illinois. Upon completion of the transaction, Michael Scudder, Chairman and CEO of First Midwest, will serve as the Executive Chairman of the Board, and Jim Ryan, Chairman and CEO of Old National Bancorp, will maintain his role as CEO. As of the date of announcement, the overall transaction was valued at approximately $6.5 billion. The transaction is subject to customary regulatory and shareholder approvals and the completion of various closing conditions and is anticipated to close in late 2021 or early 2022.

(1) This metric is a non-GAAP financial measure. For details on the calculation of this metric, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$1,185,187	$745	0.25	$760,302	$680	0.36	$646,887	$471	0.29
Securities(1)	3,226,974	16,752	2.08	3,131,096	16,264	2.08	3,357,984	21,040	2.51
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	106,330	934	3.51	107,595	989	3.68	154,678	368	0.95
Loans, excluding PPP loans(1)	14,095,989	125,264	3.56	13,993,303	125,308	3.63	13,729,250	135,952	3.98
PPP loans(1)	1,035,386	11,258	4.36	1,014,798	8,892	3.55	887,997	5,368	2.43
Total loans(1)	15,131,375	136,522	3.62	15,008,101	134,200	3.63	14,617,247	141,320	3.89
Total interest-earning assets(1)	19,649,866	154,953	3.16	19,007,094	152,133	3.24	18,776,796	163,199	3.49
Cash and due from banks	268,450			236,944			275,696
Allowance for loan losses	(235,770)			(239,802)			(224,519)
Other assets	1,850,663			1,914,804			2,040,133
Total assets	$21,533,209			$20,919,040			$20,868,106
Liabilities and Stockholders' Equity
Savings deposits	$2,740,893	121	0.02	$2,573,495	113	0.02	$2,246,643	99	0.02
NOW accounts	3,048,990	261	0.03	2,802,568	251	0.04	2,549,088	637	0.10
Money market deposits	3,055,420	559	0.07	3,008,597	634	0.09	2,663,622	1,157	0.17
Time deposits	1,876,216	2,190	0.47	1,978,986	2,459	0.50	2,539,996	8,184	1.30
Borrowed funds	1,288,107	3,112	0.97	1,329,394	3,107	0.95	2,466,300	3,156	0.51
Senior and subordinated debt	235,080	3,469	5.92	234,873	3,471	5.99	234,259	3,577	6.14
Total interest-bearing liabilities	12,244,706	9,712	0.32	11,927,913	10,035	0.34	12,699,908	16,810	0.53
Demand deposits	6,254,791			5,917,978			5,305,109
Total funding sources	18,499,497		0.21	17,845,891		0.23	18,005,017		0.38
Other liabilities	347,178			389,396			361,311
Stockholders' equity	2,686,534			2,683,753			2,501,778
Total liabilities and stockholders' equity	$21,533,209			$20,919,040			$20,868,106
Tax-equivalent net interest income/margin(1)		145,241	2.96		142,098	3.03		146,389	3.13
Tax-equivalent adjustment		(953)			(983)			(1,155)
Net interest income (GAAP)(1)		$144,288			$141,115			$145,234
Impact of acquired loan accretion(1)		$5,975	0.12		$7,165	0.15		$6,999	0.15
Tax-equivalent net interest income/ margin, adjusted(1)		$139,266	2.84		$134,933	2.88		$139,390	2.98
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the second quarter of 2021 was up 2.2% from the first quarter of 2021 and down 0.7% from the second quarter of 2020. The increase in net interest income compared to the first quarter of 2021 resulted primarily from higher fees on PPP loans and an increase in the number of days, partially offset by lower acquired loan accretion. Compared to the second quarter of 2020, net interest income was impacted by lower interest rates, partially offset by an increase in interest income and fees on PPP loans, lower cost of funds, and growth in loans.
Acquired loan accretion contributed $6.0 million, $7.2 million, and $7.0 million to net interest income for the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively.
Tax-equivalent net interest margin for the current quarter was 2.96%, decreasing 7 and 17 basis points from the first quarter of 2021 and second quarter of 2020, respectively. Excluding the impact of acquired loan accretion, tax-equivalent net interest margin was 2.84%, down 4 and 14 basis points from the first quarter of 2021 and second quarter of 2020, respectively. Compared to the first quarter of 2021, tax-equivalent net interest margin decreased due primarily to a higher balance of other interest-earning assets from seasonal municipal deposits and higher demand deposits as a result of PPP loan funds and other government stimuli, partially offset by higher accelerated income on the forgiveness of PPP loans. Tax-equivalent net interest margin decreased compared to the second quarter of 2020 as a result of lower interest rates on loans and securities, as well as a higher balance of other interest-earning assets due to higher demand deposits as a result of PPP loan funds and other government stimuli, partially offset by lower cost of funds and PPP loan income.
For the second quarter of 2021, total average interest-earning assets rose by $642.8 million and $873.1 million from the first quarter of 2021 and second quarter of 2020, respectively. The increase compared to both prior periods resulted primarily from a higher balance of other interest-earning assets due to higher demand deposits as a result of PPP loan funds and other government stimuli, as well as loan growth. In addition, the rise in other interest-earning assets was impacted by the normal seasonal increase in municipal deposits compared to the first quarter of 2021.
Total average funding sources for the second quarter of 2021 increased by $653.6 million from the first quarter of 2021 and $494.5 million from second quarter of 2020. The increase compared to both prior periods was driven primarily by deposit growth due to higher customer balances resulting from PPP funds and other government stimuli, partially offset by a decrease in FHLB advances. In addition, seasonal municipal deposits contributed to the increase compared to the first quarter of 2021.

Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2021 Percent Change From
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2021	June 30, 2020
Wealth management fees	$14,555	$14,149	$11,942	2.9	21.9
Service charges on deposit accounts	10,778	9,980	9,125	8.0	18.1
Mortgage banking income	6,749	10,187	3,477	(33.7)	94.1
Card-based fees, net	4,764	4,556	3,180	4.6	49.8
Capital market products income	1,954	2,089	694	(6.5)	181.6
Other service charges, commissions, and fees	2,823	2,761	2,078	2.2	35.9
Total fee-based revenues	41,623	43,722	30,496	(4.8)	36.5
Other income	4,647	2,081	2,495	123.3	86.3
Total noninterest income	$46,270	$45,803	$32,991	1.0	40.3
Total noninterest income of $46.3 million was up 1.0% from the first quarter of 2021 and 40.3% from the second quarter of 2020. Record wealth management fees resulted from a higher market environment and continued sales of fiduciary and investment advisory services to new and existing customers compared to both prior periods. The increase in service charges on deposit accounts, net card-based fees, and other service charges, commissions and fees compared to the first quarter of 2021 was due primarily to seasonality, whereas the increase from the second quarter of 2020 resulted from the impact of higher transaction volumes due to economic recovery since the onset of the pandemic. Capital market products income resulted from levels of sales to corporate clients in light of market conditions that were higher than the second quarter of 2020.
Mortgage banking income for the second quarter of 2021 resulted from sales of $207.8 million of 1-4 family mortgage loans in the secondary market compared to a record $283.9 million in the first quarter of 2021 and $168.7 million in the second quarter of 2020. In addition, mortgage banking income in the first quarter of 2021 was impacted by an increase in the fair value of mortgage servicing rights.
Other income increased compared to both prior periods as a result of fair value adjustments on equity securities.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			June 30, 2021 Percent Change From
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2021	June 30, 2020
Salaries and employee benefits:
Salaries and wages	$51,887	$53,693	$52,592	(3.4)	(1.3)
Retirement and other employee benefits	12,324	12,708	11,080	(3.0)	11.2
Total salaries and employee benefits	64,211	66,401	63,672	(3.3)	0.8
Net occupancy and equipment expense	13,654	14,752	15,116	(7.4)	(9.7)
Technology and related costs	10,453	10,284	9,853	1.6	6.1
Professional services	7,568	8,059	8,880	(6.1)	(14.8)
Advertising and promotions	2,899	1,835	2,810	58.0	3.2
Net other real estate owned ("OREO") expense	160	589	126	(72.8)	27.0
Other expenses	14,670	14,735	14,624	(0.4)	0.3
Acquisition and integration related expenses	7,773	245	5,249	3,072.7	48.1
Optimization costs	31	1,525	—	(98.0)	N/M
Total noninterest expense	$121,419	$118,425	$120,330	2.5	0.9
Acquisition and integration related expenses	(7,773)	(245)	(5,249)	3,072.7	48.1
Optimization costs	(31)	(1,525)	—	(98.0)	N/M
Total noninterest expense, adjusted(1)	$113,615	$116,655	$115,081	(2.6)	(1.3)
N/M – Not meaningful.
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense was up 2.5% from the first quarter of 2021 and up 0.9% from the second quarter of 2020. Noninterest expense for all periods presented was impacted by acquisition and integration related expenses. In addition, the second and first quarters of 2021 were impacted by optimization costs. Excluding these items, noninterest expense for the second quarter of 2021 was $113.6 million, down 2.6% from the first quarter of 2021 and 1.3% from the second quarter of 2020. Overall, noninterest expense, adjusted, to average assets, excluding PPP loans, was 2.22% for the second quarter of 2021, down 16 basis points and 10 basis points from the first quarter of 2021 and second quarter of 2020, respectively.
Salaries and employee benefits decreased compared to the first quarter of 2021 driven primarily by lower equity compensation valuations and payroll tax timing, partially offset by the distribution of higher pension plan lump-sum payments to retired employees. Compared to the second quarter of 2020, salaries and employee benefits increased due mainly to higher compensation accruals and pension plan lump-sum payments to retired employees, as well as merit increases, partially offset by ongoing benefits of optimization strategies. Net occupancy and equipment expense in the first quarter of 2021 was impacted by higher costs related to winter weather conditions. Compared to the second quarter of 2020, net occupancy and equipment expenses decreased due to ongoing benefits of optimization strategies and lower levels of expense associated with the pandemic. Professional services expenses were elevated for the second quarter of 2020 due to pandemic related expenses. Advertising and promotions expense increased compared to the first quarter of 2021 due to the timing of certain costs related to marketing campaigns.
Optimization costs primarily include advisory fees, employee severance, and other expenses associated with locations identified for closure.
Acquisition and integration related expenses for the second quarter of 2021 resulted from the pending merger with Old National and for the first quarter of 2021 and second quarter of 2020 resulted from the acquisition of Park Bank.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			June 30, 2021 Percent Change From
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2021	June 30, 2020
Commercial and industrial	$4,608,148	$4,546,317	$4,789,556	1.4	(3.8)
Agricultural	342,834	355,883	381,124	(3.7)	(10.0)
Commercial real estate:
Office, retail, and industrial	1,807,428	1,827,116	2,020,318	(1.1)	(10.5)
Multi-family	1,012,722	906,124	874,861	11.8	15.8
Construction	577,338	614,021	687,063	(6.0)	(16.0)
Other commercial real estate	1,461,370	1,463,582	1,475,937	(0.2)	(1.0)
Total commercial real estate	4,858,858	4,810,843	5,058,179	1.0	(3.9)
Total corporate loans, excluding PPP loans	9,809,840	9,713,043	10,228,859	1.0	(4.1)
PPP loans	705,915	1,109,442	1,179,403	(36.4)	(40.1)
Total corporate loans	10,515,755	10,822,485	11,408,262	(2.8)	(7.8)
Home equity	629,367	690,030	892,867	(8.8)	(29.5)
1-4 family mortgages	3,287,773	3,187,066	2,175,322	3.2	51.1
Installment	602,324	483,945	457,207	24.5	31.7
Total consumer loans	4,519,464	4,361,041	3,525,396	3.6	28.2
Total loans	$15,035,219	$15,183,526	$14,933,658	(1.0)	0.7

Total loans includes loans originated under the PPP loan programs beginning in the second quarter of 2020, which totaled $705.9 million, $1.1 billion, and $1.2 billion as of June 30, 2021, March 31, 2021, and June 30, 2020, respectively. Excluding these loans, total loans were up 7% annualized from March 31, 2021 and 4% from June 30, 2020. Strong production and line usage within our middle market and sector-based lending businesses drove the 4.0% annualized total corporate loan growth, excluding PPP loans compared to the first quarter of 2021. Compared to the second quarter of 2020, corporate loans, excluding PPP loans, decreased 4.1%, reflective of the pandemics impact on economic conditions resulting in higher paydowns, as well as lower production and line usage.
Growth in consumer loans compared to both prior periods resulted primarily from purchases of 1-4 family mortgages and installment loans, as well as strong production in the 1-4 family mortgages portfolio, which more than offset higher prepayments.

Allowance for Credit Losses
(Dollar amounts in thousands)

	As of or for the Quarters Ended			June 30, 2021 Percent Change From
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2021	June 30, 2020
ACL, excluding PCD loans	$200,640	$215,305	$203,243	(6.8)	(1.3)
PCD loan ACL	22,586	28,079	44,434	(19.6)	(49.2)
Total ACL	$223,226	$243,384	$247,677	(8.3)	(9.9)
Provision for credit losses	$—	$6,098	$32,649	(100.0)	(100.0)
ACL to total loans	1.48%	1.60%	1.66%
ACL to total loans, excluding PPP loans(1)	1.56%	1.73%	1.80%
ACL to non-accrual loans	179.32%	153.67%	177.98%
(1) This ratio excludes PPP loans that are fully guaranteed by the Small Business Administration ("SBA"). As a result, no allowance for credit losses is associated with these loans. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
The ACL was $223.2 million or 1.48% of total loans as of June 30, 2021, decreasing $20.2 million from March 31, 2021 and $24.5 million compared to June 30, 2020. Excluding the impact of PPP loans, ACL to total loans was 1.56% as of June 30, 2021, compared to 1.73% and 1.80% as of March 31, 2021 and June 30, 2020, respectively. The decrease from both prior periods reflects net charge-offs on PCD loans that previously had an ACL established upon acquisition, net charge-offs on loans that previously had specific allowance for loan losses established, and an improving credit environment.

Asset Quality
(Dollar amounts in thousands)

	As of			June 30, 2021 Percent Change From
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2021	June 30, 2020
Non-accrual loans, excluding PCD loans(1)	$101,381	$128,650	$94,044	(21.2)	7.8
Non-accrual PCD loans	23,101	29,734	45,116	(22.3)	(48.8)
Total non-accrual loans	124,482	158,384	139,160	(21.4)	(10.5)
90 days or more past due loans, still accruing interest(1)	878	5,354	3,241	(83.6)	(72.9)
Total non-performing loans, ("NPLs")	125,360	163,738	142,401	(23.4)	(12.0)
Accruing troubled debt restructurings ("TDRs")	782	798	1,201	(2.0)	(34.9)
Foreclosed assets(2)	26,732	13,228	19,024	102.1	40.5
Total non-performing assets ("NPAs")	$152,874	$177,764	$162,626	(14.0)	(6.0)
30-89 days past due loans	$21,051	$30,973	$36,342	(32.0)	(42.1)
Special mention loans(3)	$343,547	$355,563	$256,373	(3.4)	34.0
Substandard loans(3)	325,727	342,600	193,337	(4.9)	68.5
Total performing loans classified as substandard and special mention(3)	$669,274	$698,163	$449,710	(4.1)	48.8
Non-accrual loans to total loans:
Non-accrual loans to total loans	0.83%	1.04%	0.93%
Non-accrual loans to total loans, excluding PPP loans(1)(4)	0.87%	1.13%	1.01%
Non-accrual loans to total loans, excluding PCD and PPP loans(1)(4)	0.72%	0.93%	0.70%
Non-performing loans to total loans:
NPLs to total loans	0.83%	1.08%	0.95%
NPLs to total loans, excluding PPP loans(1)(4)	0.87%	1.16%	1.04%
NPLs to total loans, excluding PCD and PPP loans(1)(4)	0.72%	0.97%	0.72%
Non-performing assets to total loans plus foreclosed assets:
NPAs to total loans plus foreclosed assets	1.01%	1.17%	1.09%
NPAs to total loans plus foreclosed assets, excluding PPP loans(1)(4)	1.06%	1.26%	1.18%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(1)(4)	0.92%	1.07%	0.87%
Performing loans classified as substandard and special mention to corporate loans:
Performing loans classified as substandard and special mention to corporate loans(3)	6.36%	6.45%	3.94%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(3)	6.82%	7.19%	4.40%
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(2) Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(3) Performing loans classified as substandard and special mention excludes accruing TDRs.
(4) This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
NPAs represented 1.01% of total loans and foreclosed assets at June 30, 2021 compared to 1.17% and 1.09% at March 31, 2021 and June 30, 2020, respectively. Excluding the impact of PCD and PPP loans, NPAs to total loans plus foreclosed assets was 0.92% at June 30, 2021, compared to 1.07% at March 31, 2021 and 0.87% at June 30, 2020, reflective of the final resolution of certain corporate credits and normal fluctuations that occur on a quarterly basis. In addition, one corporate loan relationship was transferred from non-accrual loans to foreclosed assets during the second quarter of 2021.

Performing loans classified as substandard and special mention were $669 million for the second quarter of 2021 compared to $698 million and $450 million at March 31, 2021 and June 30, 2020, respectively. The decrease from the first quarter of 2021 was due primarily to the payoff of certain corporate credits in addition to upgrade and downgrade activity. The increase from the second quarter of 2020, is a result of the pandemic's impact on certain borrowers primarily focused in elevated risk sectors that the Company has determined require additional monitoring. These loans exhibit potential or well-defined weaknesses but continue to accrue interest because they are well secured, and collection of principal and interest is expected.
Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2021	% of Total	March 31, 2021	% of Total	June 30, 2020	% of Total
Net loan charge-offs(1)
Commercial and industrial	$14,733	71.0	$1,740	17.8	$4,735	36.6
Agricultural	—	—	363	3.7	118	0.9
Commercial real estate:
Office, retail, and industrial	3,878	18.7	4,377	44.9	3,086	23.9
Multi-family	2	—	(5)	(0.1)	9	0.1
Construction	208	1.0	—	—	798	6.2
Other commercial real estate	459	2.2	371	3.9	19	0.1
Consumer	1,478	7.1	2,910	29.8	4,158	32.2
Total NCOs	$20,758	100.0	$9,756	100.0	$12,923	100.0
Less: NCOs on PCD loans(2)	(4,337)	20.9	(2,107)	21.6	(3,833)	29.7
Total NCOs, excluding PCD loans(2)	$16,421		$7,649		$9,090
Recoveries included above	$2,869		$1,561		$1,311
Quarter-to-date(1)(3):
Net loan charge-offs to average loans	0.55%		0.26%		0.36%
Net loan charge-offs to average loans, excluding PPP loans(2)(4)	0.59%		0.28%		0.38%
Net loan charge-offs to average loans, excluding PCD and PPP loans(2)(4)	0.47%		0.22%		0.27%
Year-to-date(1)(3):
Net loan charge-offs to average loans	0.41%		0.26%		0.38%
Net loan charge-offs to average loans, excluding PPP loans(2)(4)	0.44%		0.28%		0.38%
Net loan charge-offs to average loans, excluding PCD and PPP loans(2)(4)	0.35%		0.22%		0.30%
(1) Amounts represent charge-offs, net of recoveries.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(3) Annualized based on the actual number of days for each period presented.
(4) This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
NCOs to average loans, annualized was 0.55%, up from 0.26% and 0.36% for the first quarter of 2021 and second quarter of 2020, respectively. Excluding charge-offs on PCD loans and the impact of PPP loans, NCOs to average loans was 0.47% for the second quarter of 2021, compared to 0.22% and 0.27% for the first quarter of 2021 and second quarter of 2020, respectively. The increase in net loan charge-offs compared to both prior periods resulted largely from expected losses for which specific allowance for loan losses were established on certain corporate relationships based upon circumstances unique to these borrowers.

DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			June 30, 2021 Percent Change From
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2021	June 30, 2020
Demand deposits	$6,254,791	$5,917,978	$5,305,109	5.7	17.9
Savings deposits	2,740,893	2,573,495	2,246,643	6.5	22.0
NOW accounts	3,048,990	2,802,568	2,549,088	8.8	19.6
Money market accounts	3,055,420	3,008,597	2,663,622	1.6	14.7
Core deposits	15,100,094	14,302,638	12,764,462	5.6	18.3
Time deposits	1,876,216	1,978,986	2,539,996	(5.2)	(26.1)
Total deposits	$16,976,310	$16,281,624	$15,304,458	4.3	10.9
Total average deposits were $17.0 billion for the second quarter of 2021, up 4.3% from the first quarter of 2021 and 10.9% from the second quarter of 2020. The increase in total average deposits compared to both prior periods was impacted by higher customer balances resulting from PPP funds and other government stimuli. In addition, the increase in total average deposits compared to the first quarter of 2021 was impacted by the normal seasonal increase in municipal deposits.
CAPITAL MANAGEMENT
Capital Ratios

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	June 30, 2020
Company regulatory capital ratios:
Total capital to risk-weighted assets	14.19%	14.26%	14.14%	13.70%
Tier 1 capital to risk-weighted assets	11.71%	11.67%	11.55%	11.19%
Common equity Tier 1 ("CET1") to risk-weighted assets	10.23%	10.17%	10.06%	9.70%
Tier 1 capital to average assets	8.85%	8.96%	8.91%	8.70%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	7.48%	7.37%	7.67%	7.32%
Tangible common equity to tangible assets, excluding PPP loans	7.74%	7.79%	7.98%	7.77%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	7.50%	7.48%	7.54%	7.17%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.77%	7.91%	7.85%	7.62%
Tangible common equity to risk-weighted assets	9.92%	9.73%	9.93%	9.61%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") is a non-GAAP measure that represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Risk-weighted regulatory capital ratios compared to all prior periods were impacted by retained earnings and the mix of risk-weighted assets. The Company elected the five-year current expected credit losses ("CECL") transition relief for regulatory capital, which retained approximately 30 basis points of CET1 and Tier 1 capital at June 30, 2021.
During the first quarter of 2021, the Company announced that it would restart repurchases of its outstanding shares of common stock under its stock repurchase program after suspending repurchases in March 2020 as it shifted its capital deployment strategy in response to the COVID-19 pandemic. The Company did not repurchase any shares of its common stock during the second quarter of 2021 and repurchased approximately 715,000 shares of its common stock at a total cost of $14.9 million during the first quarter of 2021.
The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the second quarter of 2021, which is consistent with the first quarter of 2021 and second quarter of 2020. This dividend represents the 154th consecutive cash dividend paid by the Company since its inception in 1983.

Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Tuesday, July 20, 2021 at 10 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, investor.firstmidwest.com. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10158514 beginning one hour after completion of the live call until 8:00 A.M. (ET) on October 19, 2021. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the Investor Relations section of First Midwest's website at investor.firstmidwest.com.
Forward-Looking Statements
This communication may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of First Midwest. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "forecast," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance the performance of First Midwest's loan or securities portfolio, the expected amount of future credit allowances or charge-offs, delays in completing the pending merger of First Midwest and Old National, the failure to obtain necessary regulatory approvals and shareholder approvals or to satisfy any of the other conditions to the merger on a timely basis or at all, the possibility that the anticipated benefits of the merger are not realized when expected or at all, corporate strategies or objectives, including the impact of certain actions and initiatives, anticipated trends in First Midwest's business, regulatory developments, estimated synergies, cost savings and financial benefits of completed transactions, growth strategies, the inability to realize cost savings or improved revenues or to implement integration plans and other consequences associated with the proposed merger and the continued or potential effects of the COVID-19 pandemic and related variants and mutations on First Midwest's business, financial condition, liquidity, loans, asset quality and results of operations. These statements are subject to certain risks, uncertainties and assumptions, including the duration, extent and severity of the COVID-19 pandemic and related variants and mutations, including the continued effects on First Midwest's business, operations and employees, as well as on First Midwest's customers and service providers, and on economies and markets more generally and other risks, uncertainties and assumptions that are discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2020, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.
Additional Information and Where to Find It
In connection with the proposed transaction, Old National filed a registration statement on Form S‑4 with the SEC on June 30, 2021. The registration statement includes a joint proxy statement/prospectus of First Midwest and Old National. The registration statement has not yet become effective. After the Form S-4 is effective, a definitive joint proxy statement/prospectus will be sent to First Midwest's and Old National's shareholders seeking certain approvals related to the proposed transaction.
The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS

AND SECURITY HOLDERS OF FIRST MIDWEST AND OLD NATIONAL AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST MIDWEST, OLD NATIONAL AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about First Midwest and Old National, without charge, at the SEC's website (http://www.sec.gov). Copies of documents filed with the SEC by First Midwest will be made available free of charge in the "Investor Relations" section of First Midwest's website, https://firstmidwest.com/, under the heading "SEC Filings." Copies of documents filed with the SEC by Old National will be made available free of charge in the "Investor Relations" section of Old National's website, https://www.oldnational.com/, under the heading "Financial Information."
Participants in Solicitation
First Midwest, Old National, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Midwest's directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 13, 2021, and certain other documents filed by First Midwest with the SEC. Information regarding Old National's directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 8, 2021, and certain other documents filed by Old National with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, return on average tangible common equity, adjusted, non-accrual loans, excluding PCD loans, non-accrual loans to total loans, excluding PPP loans, non-accrual loans to total loans, excluding PCD and PPP loans, NPLs to total loans, excluding PPP loans, NPLs to total loans, excluding PCD and PPP loans, NPAs to total loans plus foreclosed assets, excluding PPP loans, NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, excluding PCD loans, NCOs to average loans, excluding PPP loans, NCOs to average loans, excluding PCD and PPP loans, and pre-tax, pre-provision earnings, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include optimization costs (first quarter 2021 and fourth and third quarter of 2020), acquisition and integration related expenses associated with completed and pending acquisitions (all periods), swap termination costs (fourth and third quarters of 2020), income tax benefits (fourth quarter of 2020), and net securities gains (losses) (third quarter of 2020 and first six months of 2021). In addition, net OREO expense is excluded from the calculation of the efficiency ratio. Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
Income tax expense, provision for loan losses, and the certain significant transactions listed above are excluded from the calculation of pre-tax, pre-provision earnings, adjusted due to the fluctuation in income before income tax and the level of provision for loan losses required based on the estimated impact of the pandemic on the ACL. Management believes pre-tax, pre-provision earnings, adjusted may be useful in assessing the Company's underlying operational performance and their exclusion may facilitate better comparability between periods and for peer comparison purposes.

The Company presents noninterest expense, adjusted, which excludes optimization costs and acquisition and integration related expenses. Management believes that excluding these items from noninterest expense may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
The Company presents non-accrual loans, non-accrual loans to total loans, NPLs to total loans, NPAs to total loans plus foreclosed assets, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, and NCOs to average loans, all excluding PCD and/or PPP loans. Management believes excluding PCD and PPP loans is useful as it facilitates better comparability between periods. Prior to the adoption of CECL on January 1, 2020, PCI loans with an accretable yield were considered current and were not included in past due and non-accrual loan totals and the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals and an ACL on PCD loans is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL. The Company began originating PPP loans during the second quarter of 2020 and the loans are fully guaranteed by the SBA and are expected to be forgiven if the applicable criteria are met. Additionally, management believes excluding PCD and PPP loans from these metrics may enhance comparability for peer comparison purposes.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About First Midwest
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $22 billion of assets and an additional $15 billion of assets under management. First Midwest Bank and First Midwest's other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. The primary footprint of First Midwest's branch network and other locations is in metropolitan Chicago, southeast Wisconsin, northwest Indiana, central and western Illinois, and eastern Iowa. Visit First Midwest at www.firstmidwest.com.
CONTACTS:

Investors Patrick S. Barrett EVP, Chief Financial Officer (708) 831-7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications (708) 831-7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Period-End Balance Sheet
Assets
Cash and due from banks	$232,989	$223,713	$196,364	$254,212	$304,445
Interest-bearing deposits in other banks	1,312,412	786,814	920,880	936,528	637,856
Equity securities, at fair value	112,977	96,983	76,404	55,021	43,954
Securities available-for-sale, at fair value	3,156,194	3,195,405	3,096,408	3,279,884	3,435,862
Securities held-to-maturity, at amortized cost	11,593	11,711	12,071	22,193	19,628
FHLB and FRB stock	106,890	106,170	117,420	138,120	148,512
Loans:
Commercial and industrial	4,608,148	4,546,317	4,578,254	4,635,571	4,789,556
Agricultural	342,834	355,883	364,038	377,466	381,124
Commercial real estate:
Office, retail, and industrial	1,807,428	1,827,116	1,861,768	1,950,406	2,020,318
Multi-family	1,012,722	906,124	872,813	868,293	874,861
Construction	577,338	614,021	612,611	631,607	687,063
Other commercial real estate	1,461,370	1,463,582	1,481,976	1,452,994	1,475,937
PPP loans	705,915	1,109,442	785,563	1,196,538	1,179,403
Home equity	629,367	690,030	761,725	827,746	892,867
1-4 family mortgages	3,287,773	3,187,066	3,022,413	2,287,555	2,175,322
Installment	602,324	483,945	410,071	425,012	457,207
Total loans	15,035,219	15,183,526	14,751,232	14,653,188	14,933,658
Allowance for loan losses	(214,601)	(235,359)	(239,017)	(239,048)	(240,052)
Net loans	14,820,618	14,948,167	14,512,215	14,414,140	14,693,606
OREO	5,289	6,273	8,253	6,552	9,947
Premises, furniture, and equipment, net	125,837	129,514	132,045	132,267	143,001
Investment in bank-owned life insurance ("BOLI")	300,537	301,365	301,101	300,429	299,649
Goodwill and other intangible assets	926,176	928,974	932,764	935,801	940,182
Accrued interest receivable and other assets	513,912	473,502	532,753	612,996	568,239
Total assets	$21,625,424	$21,208,591	$20,838,678	$21,088,143	$21,244,881
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$6,187,478	$6,156,145	$5,797,899	$5,555,735	$5,602,016
Interest-bearing deposits	10,845,405	10,455,309	10,214,565	10,215,838	10,055,640
Total deposits	17,032,883	16,611,454	16,012,464	15,771,573	15,657,656
Borrowed funds	1,299,424	1,295,737	1,546,414	1,957,180	2,305,195
Senior and subordinated debt	235,178	234,973	234,768	234,563	234,358
Accrued interest payable and other liabilities	353,791	413,112	355,026	460,656	391,461
Stockholders' equity	2,704,148	2,653,315	2,690,006	2,664,171	2,656,211
Total liabilities and stockholders' equity	$21,625,424	$21,208,591	$20,838,678	$21,088,143	$21,244,881
Stockholders' equity, excluding AOCI	$2,710,089	$2,675,411	$2,663,627	$2,638,422	$2,627,484
Stockholders' equity, common	2,473,648	2,422,815	2,459,506	2,433,671	2,425,711

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
Income Statement
Interest income	$154,000	$151,150	$159,962	$159,085	$162,044	$305,150	$332,271
Interest expense	9,712	10,035	11,851	16,356	16,810	19,747	43,462
Net interest income	144,288	141,115	148,111	142,729	145,234	285,403	288,809
Provision for loan losses	—	6,098	10,507	15,927	32,649	6,098	72,181
Net interest income after provision for loan losses	144,288	135,017	137,604	126,802	112,585	279,305	216,628
Noninterest Income
Wealth management fees	14,555	14,149	13,548	12,837	11,942	28,704	24,303
Service charges on deposit accounts	10,778	9,980	10,811	10,342	9,125	20,758	20,906
Mortgage banking income	6,749	10,187	9,191	6,659	3,477	16,936	5,265
Card-based fees, net	4,764	4,556	4,530	4,472	3,180	9,320	7,148
Capital market products income	1,954	2,089	659	886	694	4,043	5,416
Other service charges, commissions, and fees	2,823	2,761	2,993	2,823	2,078	5,584	4,760
Total fee-based revenues	41,623	43,722	41,732	38,019	30,496	85,345	67,798
Other income	4,647	2,081	3,550	2,523	2,495	6,728	5,560
Swap termination costs	—	—	(17,567)	(14,285)	—	—	—
Net securities gains (losses)	—	—	—	14,328	—	—	(1,005)
Total noninterest income	46,270	45,803	27,715	40,585	32,991	92,073	72,353
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	51,887	53,693	55,950	53,385	52,592	105,580	102,582
Retirement and other employee benefits	12,324	12,708	10,430	11,349	11,080	25,032	23,949
Total salaries and employee benefits	64,211	66,401	66,380	64,734	63,672	130,612	126,531
Net occupancy and equipment expense	13,654	14,752	14,002	13,736	15,116	28,406	29,343
Technology and related costs	10,453	10,284	11,005	10,416	9,853	20,737	18,401
Professional services	7,568	8,059	8,424	7,325	8,880	15,627	19,270
Advertising and promotions	2,899	1,835	1,850	2,688	2,810	4,734	5,571
Net OREO expense	160	589	106	544	126	749	546
Other expenses	14,670	14,735	12,851	12,374	14,624	29,405	27,278
Acquisition and integration related expenses	7,773	245	1,860	881	5,249	8,018	10,721
Optimization costs	31	1,525	1,493	18,376	—	1,556	—
Total noninterest expense	121,419	118,425	117,971	131,074	120,330	239,844	237,661
Income before income tax expense	69,139	62,395	47,348	36,313	25,246	131,534	51,320
Income tax expense	18,018	17,372	5,743	8,690	6,182	35,390	12,650
Net income	$51,121	$45,023	$41,605	$27,623	$19,064	$96,144	$38,670
Preferred dividends	(4,034)	(4,034)	(4,049)	(4,033)	(1,037)	(8,068)	(1,037)
Net income applicable to non-vested restricted shares	(521)	(486)	(369)	(236)	(187)	(1,007)	(379)
Net income applicable to common shares	$46,566	$40,503	$37,187	$23,354	$17,840	$87,069	$37,254
Net income applicable to common shares, adjusted(1)	52,419	41,831	49,238	37,765	21,777	94,250	46,049
Footnotes to Condensed Consolidated Statements of Income
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
EPS
Basic EPS	$0.41	$0.36	$0.33	$0.21	$0.16	$0.77	$0.33
Diluted EPS	$0.41	$0.36	$0.33	$0.21	$0.16	$0.77	$0.33
Diluted EPS, adjusted(1)	$0.46	$0.37	$0.43	$0.33	$0.19	$0.83	$0.41
Common Stock and Related Per Common Share Data
Book value	$21.67	$21.22	$21.52	$21.29	$21.23	$21.67	$21.23
Tangible book value	$13.55	$13.08	$13.36	$13.11	$13.00	$13.55	$13.00
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.28	$0.28
Closing price at period end	$19.83	$21.91	$15.92	$10.78	$13.35	$19.83	$13.35
Closing price to book value	0.9	1.0	0.7	0.5	0.6	0.9	0.6
Period end shares outstanding	114,177	114,196	114,296	114,293	114,276	114,177	114,276
Period end treasury shares	11,199	11,176	11,071	11,067	11,079	11,199	11,079
Common dividends	$15,979	$15,997	$16,017	$16,011	$16,015	$31,976	$32,017
Dividend payout ratio	34.15%	38.89%	42.42%	66.67%	87.50%	36.36%	84.85%
Dividend payout ratio, adjusted(1)	30.43%	37.84%	32.56%	42.42%	73.68%	33.73%	68.29%
Key Ratios/Data
Return on average common equity(2)	7.60%	6.70%	6.05%	3.80%	2.94%	7.15%	3.08%
Return on average common equity, adjusted(1)(2)	8.56%	6.92%	8.01%	6.15%	3.58%	7.74%	3.81%
Return on average tangible common equity(2)	12.77%	11.35%	10.35%	6.73%	5.32%	12.07%	5.49%
Return on average tangible common equity, adjusted(1)(2)	14.31%	11.71%	13.53%	10.53%	6.37%	13.02%	6.65%
Return on average assets(2)	0.95%	0.87%	0.79%	0.51%	0.37%	0.91%	0.40%
Return on average assets, adjusted(1)(2)	1.06%	0.90%	1.02%	0.78%	0.44%	0.98%	0.49%
Loans to deposits	88.27%	91.40%	92.12%	92.91%	95.38%	88.27%	95.38%
Efficiency ratio(1)	59.24%	61.77%	58.90%	60.36%	64.08%	60.49%	62.12%
Net interest margin(2)(3)	2.96%	3.03%	3.14%	2.95%	3.13%	2.99%	3.32%
Yield on average interest-earning assets(2)(3)	3.16%	3.24%	3.39%	3.28%	3.49%	3.20%	3.82%
Cost of funds(2)(4)	0.21%	0.23%	0.26%	0.35%	0.38%	0.22%	0.52%
Noninterest expense to average assets(2)	2.26%	2.30%	2.25%	2.42%	2.32%	2.28%	2.43%
Noninterest expense, adjusted to average assets,excluding PPP loans(1)(2)	2.22%	2.38%	2.29%	2.19%	2.32%	2.30%	2.38%
Effective income tax rate	26.06%	27.84%	12.13%	23.93%	24.49%	26.91%	24.65%
Capital Ratios
Total capital to risk-weighted assets(1)	14.19%	14.26%	14.14%	14.06%	13.70%	14.19%	13.70%
Tier 1 capital to risk-weighted assets(1)	11.71%	11.67%	11.55%	11.48%	11.19%	11.71%	11.19%
CET1 to risk-weighted assets(1)	10.23%	10.17%	10.06%	9.97%	9.70%	10.23%	9.70%
Tier 1 capital to average assets(1)	8.85%	8.96%	8.91%	8.50%	8.70%	8.85%	8.70%
Tangible common equity to tangible assets(1)	7.48%	7.37%	7.67%	7.43%	7.32%	7.48%	7.32%
Tangible common equity, excluding AOCI, to tangible assets(1)	7.50%	7.48%	7.54%	7.30%	7.17%	7.50%	7.17%
Tangible common equity to risk- weighted assets(1)	9.92%	9.73%	9.93%	9.84%	9.61%	9.92%	9.61%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
Asset Quality Performance Data
Non-performing assets
Commercial and industrial	$42,036	$59,723	$38,314	$40,781	$19,475	$42,036	$19,475
Agricultural	7,135	8,684	10,719	13,293	8,494	7,135	8,494
Commercial real estate:
Office, retail, and industrial	17,367	23,339	27,382	26,406	26,342	17,367	26,342
Multi-family	2,622	3,701	1,670	1,547	2,132	2,622	2,132
Construction	1,154	1,154	1,155	2,977	18,640	1,154	18,640
Other commercial real estate	14,200	15,406	15,219	4,690	5,304	14,200	5,304
Consumer	16,867	16,643	15,498	13,888	13,657	16,867	13,657
Non-accrual, excluding PCD loans	101,381	128,650	109,957	103,582	94,044	101,381	94,044
Non-accrual PCD loans	23,101	29,734	32,568	39,990	45,116	23,101	45,116
Total non-accrual loans	124,482	158,384	142,525	143,572	139,160	124,482	139,160
90 days or more past due loans, still accruing interest	878	5,354	4,395	3,781	3,241	878	3,241
Total NPLs	125,360	163,738	146,920	147,353	142,401	125,360	142,401
Accruing TDRs	782	798	813	841	1,201	782	1,201
Foreclosed assets(5)	26,732	13,228	16,671	15,299	19,024	26,732	19,024
Total NPAs	$152,874	$177,764	$164,404	$163,493	$162,626	$152,874	$162,626
30-89 days past due loans	$21,051	$30,973	$40,656	$21,551	$36,342	$21,051	$36,342
Allowance for credit losses
Allowance for loan losses	$214,601	$235,359	$239,017	$239,048	$240,052	$214,601	$240,052
Allowance for unfunded commitments	8,625	8,025	8,025	7,825	7,625	8,625	7,625
Total ACL	$223,226	$243,384	$247,042	$246,873	$247,677	$223,226	$247,677
Provision for loan losses	$—	$6,098	$10,507	$15,927	$32,649	$6,098	$72,181
Net charge-offs by category
Commercial and industrial	$14,733	$1,740	$3,536	$5,470	$4,735	$16,473	$9,415
Agricultural	—	363	1,779	265	118	363	1,345
Commercial real estate:
Office, retail, and industrial	3,878	4,377	1,701	1,339	3,086	8,255	3,415
Multi-family	2	(5)	19	—	9	(3)	14
Construction	208	—	140	4,889	798	208	2,606
Other commercial real estate	459	371	916	1,753	19	830	183
Consumer	1,478	2,910	2,448	2,027	4,158	4,388	8,059
Total NCOs	$20,758	$9,756	$10,539	$15,743	$12,923	$30,514	$25,037
Less: NCOs on PCD loans	(4,337)	(2,107)	(6,488)	(6,923)	(3,833)	(6,444)	(5,553)
Total NCOs, excluding PCD loans	$16,421	$7,649	$4,051	$8,820	$9,090	$24,070	$19,484
Total recoveries included above	$2,869	$1,561	$2,588	$1,795	$1,311	$4,430	$3,127
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
Performing loans classified as substandard and special mention
Special mention loans(7)	$343,547	$355,563	$409,083	$395,295	$256,373	$343,547	$256,373
Substandard loans(7)	325,727	342,600	357,219	311,430	193,337	325,727	193,337
Total performing loans classified as substandard and special mention(7)	$669,274	$698,163	$766,302	$706,725	$449,710	$669,274	$449,710
Asset quality ratios
Non-accrual loans to total loans	0.83%	1.04%	0.97%	0.98%	0.93%	0.83%	0.93%
Non-accrual loans to total loans, excluding PPP loans(6)	0.87%	1.13%	1.02%	1.07%	1.01%	0.87%	1.01%
Non-accrual loans to total loans, excluding PCD and PPP loans(6)	0.72%	0.93%	0.80%	0.78%	0.70%	0.72%	0.70%
NPLs to total loans	0.83%	1.08%	1.00%	1.01%	0.95%	0.83%	0.95%
NPLs to total loans, excluding PPP loans(6)	0.87%	1.16%	1.05%	1.10%	1.04%	0.87%	1.04%
NPLs to total loans, excluding PCD and PPP loans(6)	0.72%	0.97%	0.83%	0.81%	0.72%	0.72%	0.72%
NPAs to total loans plus foreclosed assets	1.01%	1.17%	1.11%	1.11%	1.09%	1.01%	1.09%
NPAs to total loans plus foreclosed assets, excluding PPP loans(6)	1.06%	1.26%	1.18%	1.21%	1.18%	1.06%	1.18%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(6)	0.92%	1.07%	0.96%	0.93%	0.87%	0.92%	0.87%
NPAs to tangible common equity plus ACL	8.63%	10.23%	9.27%	9.37%	9.38%	8.63%	9.38%
Non-accrual loans to total assets	0.58%	0.75%	0.68%	0.68%	0.66%	0.58%	0.66%
Performing loans classified as substandard and special mention to corporate loans(6)(7)	6.36%	6.45%	7.26%	6.36%	3.94%	6.36%	3.94%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(6)(7)	6.82%	7.19%	7.84%	7.13%	4.40%	6.82%	4.40%
Allowance for credit losses and net charge-off ratios
ACL to total loans	1.48%	1.60%	1.67%	1.68%	1.66%	1.48%	1.66%
ACL to non-accrual loans	179.32%	153.67%	173.33%	171.95%	177.98%	179.32%	177.98%
ACL to NPLs	178.07%	148.64%	168.15%	167.54%	173.93%	178.07%	173.93%
NCOs to average loans(2)	0.55%	0.26%	0.29%	0.42%	0.36%	0.41%	0.38%
NCOs to average loans, excluding PPP loans(2)	0.59%	0.28%	0.31%	0.46%	0.38%	0.44%	0.38%
NCOs to average loans, excluding PCD and PPP loans(2)	0.47%	0.22%	0.12%	0.26%	0.27%	0.35%	0.30%
Footnotes to Selected Financial Information
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.
(4)Cost of funds expresses total interest expense as a percentage of total average funding sources.
(5)Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(6)This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
(7)Performing loans classified as substandard and special mention excludes accruing TDRs.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
EPS
Net income	$51,121	$45,023	$41,605	$27,623	$19,064	$96,144	$38,670
Dividends and accretion on preferred stock	(4,034)	(4,034)	(4,049)	(4,033)	(1,037)	(8,068)	(1,037)
Net income applicable to non- vested restricted shares	(521)	(486)	(369)	(236)	(187)	(1,007)	(379)
Net income applicable to common shares	46,566	40,503	37,187	23,354	17,840	87,069	37,254
Adjustments to net income:
Acquisition and integration related expenses	7,773	245	1,860	881	5,249	8,018	10,721
Tax effect of acquisition and integration related expenses	(1,943)	(61)	(465)	(220)	(1,312)	(2,004)	(2,680)
Optimization costs	31	1,525	1,493	18,376	—	1,556	—
Tax effect of optimization costs	(8)	(381)	(373)	(4,594)	—	(389)	—
Swap termination costs	—	—	17,567	14,285	—	—	—
Tax effect of swap termination costs	—	—	(4,392)	(3,571)	—	—	—
Income tax benefits	—	—	(3,639)	—	—	—	—
Net securities (gains) losses	—	—	—	(14,328)	—	—	1,005
Tax effect of net securities (gains) losses	—	—	—	3,582	—	—	(251)
Total adjustments to net income, net of tax	5,853	1,328	12,051	14,411	3,937	7,181	8,795
Net income applicable to common shares, adjusted(1)	$52,419	$41,831	$49,238	$37,765	$21,777	$94,250	$46,049
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	112,865	113,098	113,174	113,160	113,145	112,980	111,533
Dilutive effect of common stock equivalents	775	773	430	276	191	757	339
Weighted-average diluted common shares outstanding	113,640	113,871	113,604	113,436	113,336	113,737	111,872
Basic EPS	$0.41	$0.36	$0.33	$0.21	$0.16	$0.77	$0.33
Diluted EPS	$0.41	$0.36	$0.33	$0.21	$0.16	$0.77	$0.33
Diluted EPS, adjusted(1)	$0.46	$0.37	$0.43	$0.33	$0.19	$0.83	$0.41
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—	—	—
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.28	$0.28
Dividend payout ratio	34.15%	38.89%	42.42%	66.67%	87.50%	36.36%	84.85%
Dividend payout ratio, adjusted(1)	30.43%	37.84%	32.56%	42.42%	73.68%	33.73%	68.29%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$46,566	$40,503	$37,187	$23,354	$17,840	$87,069	$37,254
Intangibles amortization	2,798	2,807	2,807	2,810	2,820	5,605	5,590
Tax effect of intangibles amortization	(700)	(702)	(702)	(703)	(705)	(1,401)	(1,398)
Net income applicable to common shares, excluding intangibles amortization	48,664	42,608	39,292	25,461	19,955	91,273	41,446
Total adjustments to net income, net of tax(1)	5,853	1,328	12,051	14,411	3,937	7,181	8,795
Net income applicable to common shares, adjusted(1)	$54,517	$43,936	$51,343	$39,872	$23,892	$98,454	$50,241
Average stockholders' common equity	$2,456,034	$2,453,253	$2,444,911	$2,444,594	$2,443,212	$2,454,651	$2,429,184
Less: average intangible assets	(927,522)	(931,322)	(934,347)	(938,712)	(934,022)	(929,411)	(910,811)
Average tangible common equity	$1,528,512	$1,521,931	$1,510,564	$1,505,882	$1,509,190	$1,525,240	$1,518,373
Return on average common equity(2)	7.60%	6.70%	6.05%	3.80%	2.94%	7.15%	3.08%
Return on average common equity, adjusted(1)(2)	8.56%	6.92%	8.01%	6.15%	3.58%	7.74%	3.81%
Return on average tangible common equity(2)	12.77%	11.35%	10.35%	6.73%	5.32%	12.07%	5.49%
Return on average tangible common equity, adjusted(1)(2)	14.31%	11.71%	13.53%	10.53%	6.37%	13.02%	6.65%
Return on Average Assets
Net income	$51,121	$45,023	$41,605	$27,623	$19,064	$96,144	$38,670
Total adjustments to net income, net of tax(1)	5,853	1,328	12,051	14,411	3,937	7,181	8,795
Net income, adjusted(1)	$56,974	$46,351	$53,656	$42,034	$23,001	$103,325	$47,465
Average assets	$21,533,209	$20,919,040	$20,882,325	$21,526,695	$20,868,106	$21,227,821	$19,636,463
Return on average assets(2)	0.95%	0.87%	0.79%	0.51%	0.37%	0.91%	0.40%
Return on average assets, adjusted(1)(2)	1.06%	0.90%	1.02%	0.78%	0.44%	0.98%	0.49%
Noninterest Expense to Average Assets
Noninterest expense	$121,419	$118,425	$117,971	$131,074	$120,330	$239,844	$237,661
Less:
Acquisition and integration related expenses	(7,773)	(245)	(1,860)	(881)	(5,249)	(8,018)	(10,721)
Optimization costs	(31)	(1,525)	(1,493)	(18,376)	—	(1,556)	—
Total	$113,615	$116,655	$114,618	$111,817	$115,081	$230,270	$226,940
Average assets	$21,533,209	$20,919,040	$20,882,325	$21,526,695	$20,868,106	$21,227,821	$19,636,463
Less: average PPP loans	(1,035,386)	(1,014,798)	(1,013,511)	(1,194,808)	(887,977)	(1,025,149)	(443,999)
Average assets, excluding PPP loans	$20,497,823	$19,904,242	$19,868,814	$20,331,887	$19,980,129	$20,202,672	$19,192,464
Noninterest expense to average assets(2)	2.26%	2.30%	2.25%	2.42%	2.32%	2.28%	2.43%
Noninterest expense, adjusted to average assets, excluding PPP loans(2)	2.22%	2.38%	2.29%	2.19%	2.32%	2.30%	2.38%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
Efficiency Ratio Calculation
Noninterest expense	$121,419	$118,425	$117,971	$131,074	$120,330	$239,844	$237,661
Less:
Acquisition and integration related expenses	(7,773)	(245)	(1,860)	(881)	(5,249)	(8,018)	(10,721)
Net OREO expense	(160)	(589)	(106)	(544)	(126)	(749)	(546)
Optimization costs	(31)	(1,525)	(1,493)	(18,376)	—	(1,556)	—
Total	$113,455	$116,066	$114,512	$111,273	$114,955	$229,521	$226,394
Tax-equivalent net interest income(3)	$145,241	$142,098	$149,141	$143,821	$146,389	$287,339	$291,117
Noninterest income	46,270	45,803	27,715	40,585	32,991	92,073	72,353
Less:
Swap termination costs	—	—	17,567	14,285	—	—	—
Net securities (gains) losses	—	—	—	(14,328)	—	—	1,005
Total	$191,511	$187,901	$194,423	$184,363	$179,380	$379,412	$364,475
Efficiency ratio	59.24%	61.77%	58.90%	60.36%	64.08%	60.49%	62.12%
Pre-Tax, Pre-Provision Earnings
Net Income	$51,121	$45,023	$41,605	$27,623	$19,064	$96,144	$38,670
Income tax expense	18,018	17,372	5,743	8,690	6,182	35,390	12,650
Provision for credit losses	—	6,098	10,507	15,927	32,649	6,098	72,181
Pre-Tax, Pre-Provision Earnings	$69,139	$68,493	$57,855	$52,240	$57,895	$137,632	$123,501
Adjustments to pre-tax, pre-provision earnings:
Acquisition and integration related expenses	$7,773	$245	$1,860	$881	$5,249	$8,018	$10,721
Optimization costs	31	1,525	1,493	18,376	—	1,556	—
Swap termination costs	—	—	17,567	14,285	—	—	—
Net securities (gains) losses	—	—	—	(14,328)	—	—	1,005
Total adjustments	7,804	1,770	20,920	19,214	5,249	9,574	11,726
Pre-Tax, Pre-Provision Earnings, adjusted	$76,943	$70,263	$78,775	$71,454	$63,144	$147,206	$135,227

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Tangible Common Equity
Stockholders' equity, common	$2,473,648	$2,422,815	$2,459,506	$2,433,671	$2,425,711
Less: goodwill and other intangible assets	(926,176)	(928,974)	(932,764)	(935,801)	(940,182)
Tangible common equity	1,547,472	1,493,841	1,526,742	1,497,870	1,485,529
Less: AOCI	5,941	22,096	(26,379)	(25,749)	(28,727)
Tangible common equity, excluding AOCI	$1,553,413	$1,515,937	$1,500,363	$1,472,121	$1,456,802
Total assets	$21,625,424	$21,208,591	$20,838,678	$21,088,143	$21,244,881
Less: goodwill and other intangible assets	(926,176)	(928,974)	(932,764)	(935,801)	(940,182)
Tangible assets	20,699,248	20,279,617	19,905,914	20,152,342	20,304,699
Less: PPP loans	(705,915)	(1,109,442)	(785,563)	(1,196,538)	(1,179,403)
Tangible assets, excluding PPP loans	$19,993,333	$19,170,175	$19,120,351	$18,955,804	$19,125,296
Tangible common equity to tangible assets	7.48%	7.37%	7.67%	7.43%	7.32%
Tangible common equity to tangible assets, excluding PPP loans	7.74%	7.79%	7.98%	7.90%	7.77%
Tangible common equity, excluding AOCI, to tangible assets	7.50%	7.48%	7.54%	7.30%	7.17%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.77%	7.91%	7.85%	7.77%	7.62%
Tangible common equity to risk-weighted assets	9.92%	9.73%	9.93%	9.84%	9.61%

Footnotes to Non-GAAP Reconciliations
(1)Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.